SCG Incorporated

March 30, 2009

PROPOSAL

Thank you for the opportunity to bid on the web design project for TheWebDigest. Please read through the following document which includes all of the information concerning your project through to final launch.

The goal with the web design is to create a fresh look and a consistent corporate brand for TheWebDigest sites. The website subpages will be built entirely in HTML with interactive home pages.

Completion of designs for 5 websites for the WebDigest includes:

- Logo designs
- Supplemental graphics and necessary animation/video/sound
- Navigation and rollovers
- Copy editing of copyright approved text content

Work is currently at approximately 30% completion on these initial 5 web sites. A 50% balance of US$15,000 is due 3/31/09 or within thirty (30) days of Form S-1 filing whichever comes latest at which point it will be considered an account receivable. Remaining balance of US$15,000 due within six (6) months of initial payment.

Date of beta sites are tentatively projected to be within thirty (30) days of initial 50% payment.

Design of new corporate website for TheWebDigest.com based on the same specifications as above: $4000.00 –a 50% good faith deposit ($2000.00) is to be paid by March 31st, 2009 or within 30 days of Form S-1 filing whichever comes latest.

Sincerely,

Larry Briley